Exhibit 11
KIMBALL INTERNATIONAL, INC.
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	Three Months Ended			Three Months Ended
(Amounts in Thousands, Except for Per Share Data)	March 31, 2014			March 31, 2013
	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$356	$1,526	$1,882	$369	$1,494	$1,863
Undistributed Earnings	1,103	4,223	5,326	393	1,422	1,815
Net Income	$1,459	$5,749	$7,208	$762	$2,916	$3,678
Average Basic Shares Outstanding	7,958	30,479	38,437	8,235	29,845	38,080
Basic Earnings Per Share	$0.18	$0.19		$0.09	$0.10
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$370	$1,526	$1,896	$374	$1,494	$1,868
Undistributed Earnings	1,134	4,178	5,312	395	1,415	1,810
Net Income	$1,504	$5,704	$7,208	$769	$2,909	$3,678
Average Diluted Shares Outstanding	8,271	30,479	38,750	8,331	29,845	38,176
Diluted Earnings Per Share	$0.18	$0.19		$0.09	$0.10
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$1,459	$5,749	$7,208	$762	$2,916	$3,678
Assumed Dividends Payable on Dilutive Performance Shares	14	—	14	5	—	5
Increase (Reduction) in Undistributed Earnings - allocated based on Class A and Class B shares	31	(45)	(14)	2	(7)	(5)
Net Income Used for Diluted EPS Calculation	$1,504	$5,704	$7,208	$769	$2,909	$3,678
Average Shares Outstanding for Basic EPS Calculation	7,958	30,479	38,437	8,235	29,845	38,080
Dilutive Effect of Average Outstanding Performance Shares	313	—	313	96	—	96
Average Shares Outstanding for Diluted EPS Calculation	8,271	30,479	38,750	8,331	29,845	38,176

(Unaudited)	Nine Months Ended			Nine Months Ended
(Amounts in Thousands, Except for Per Share Data)	March 31, 2014			March 31, 2013
	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$1,091	$4,553	$5,644	$1,127	$4,460	$5,587
Undistributed Earnings	4,229	15,740	19,969	1,656	5,575	7,231
Net Income	$5,320	$20,293	$25,613	$2,783	$10,035	$12,818
Average Basic Shares Outstanding	8,131	30,263	38,394	8,714	29,344	38,058
Basic Earnings Per Share	$0.65	$0.67		$0.32	$0.34
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$1,151	$4,553	$5,704	$1,177	$4,460	$5,637
Undistributed Earnings	4,396	15,513	19,909	1,698	5,483	7,181
Net Income	$5,547	$20,066	$25,613	$2,875	$9,943	$12,818
Average Diluted Shares Outstanding	8,575	30,263	38,838	9,084	29,344	38,428
Diluted Earnings Per Share	$0.65	$0.66		$0.32	$0.34
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$5,320	$20,293	$25,613	$2,783	$10,035	$12,818
Assumed Dividends Payable on Dilutive Performance Shares	60	—	60	50	—	50
Increase (Reduction) in Undistributed Earnings - allocated based on Class A and Class B shares	167	(227)	(60)	42	(92)	(50)
Net Income Used for Diluted EPS Calculation	$5,547	$20,066	$25,613	$2,875	$9,943	$12,818
Average Shares Outstanding for Basic EPS Calculation	8,131	30,263	38,394	8,714	29,344	38,058
Dilutive Effect of Average Outstanding Performance Shares	444	—	444	370	—	370
Average Shares Outstanding for Diluted EPS Calculation	8,575	30,263	38,838	9,084	29,344	38,428

All of the 237,000 average outstanding stock options were antidilutive and were excluded from the dilutive calculations for the nine months ended March 31, 2013. There were no stock options outstanding during the nine months ended March 31, 2014.